As filed with the Securities and Exchange Commission on January 29, 2007

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUPER VISION INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	59-3046866
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

8210 Presidents Drive Orlando, Florida 32809 (407) 857-9900	Michael A. Bauer President and Chief Executive Officer Super Vision International, Inc. 8210 Presidents Drive Orlando, Florida 32809 (407) 857-9900
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of Communications to:

Suzan A. Abramson, Esq.

Akerman Senterfitt

420 South Orange Avenue

Orlando, Florida 32801

(407) 423-4000

(Facsimile) (407) 843-6610

Approximate Date of Commencement of Proposed Sale to the Public:

From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act , check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Class A Common Stock, par value $0.001 per share	7,636,017(3)	$3.55	$27,107,860.35	$2,901

(1)	Also includes an indeterminable number of additional shares of Class A Common Stock which may be issued as a result of stock splits, stock dividends or similar transactions, in each case in accordance with Rule 416 of the Securities Act.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act. Calculated based on the average of the high and low sales prices of the Class A Common Stock as reported on The NASDAQ Capital Market on January 26, 2007.
(3)	Consists of 4,286,246 shares of Class A Common Stock and 3,349,771 shares of Class A Common Stock underlying warrants to purchase shares of Class A Common Stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed or amended. The selling stockholders named herein may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 29, 2007

PROSPECTUS

Super Vision International, Inc.

7,636,017 Shares of Class A Common Stock

This prospectus relates to offers and sales by the selling stockholders named in this prospectus of up to 7,636,017 shares of our Class A common stock, including 3,349,771 shares issuable upon the exercise of warrants. We will not receive any proceeds from the sale of any of the shares of our Class A common stock in this offering. We will, however, receive proceeds if the selling stockholders pay cash to exercise some of the warrants owned by them.

Our Class A common stock is traded on The NASDAQ Capital Market under the symbol “SUPVA.” On January 26, 2007 the last reported sale price of our Class A common stock reported on The NASDAQ Capital Market was $3.55.

The selling stockholders may from time to time offer and sell the shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale. These sales may be made on The Nasdaq Capital Market or any national securities exchange on which our Class A common stock is then traded, in the over-the-counter market or in negotiated transactions.

Investing in our Class A common stock involves a high degree of risk. You should carefully consider the Risk Factors beginning on page 2 of this prospectus before purchasing shares of our Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                         , 2007.

Prospective investors may rely only on the information contained in this prospectus. We have not authorized anyone to provide prospective investors with different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

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PROSPECTUS SUMMARY

This following summary highlights selected information about us and does not contain all the information that is important to you. We urge you to carefully read this entire prospectus and the documents we have referred you to in “Incorporation of Certain Documents by Reference” on page 19 for more information about us and our financial statements. You should pay special attention to the risks of investing in our Class A common stock discussed under “Risk Factors.” Except where the context otherwise requires, the terms “we,” “us,” “our” the “Company” or “Super Vision” refer to the business of Super Vision International, Inc.

About Super Vision

We are engaged in the design, manufacture, marketing and sale of LED and fiber optic lighting products for use in applications in the commercial, architectural, signage, swimming pool and OEM markets. Super Vision derives its revenues primarily from sales of SIDE-GLOW® and END-GLOW® fiber optic lighting cables, and fiber optic lighting sources, accessories, endpoint signs and displays and FlexLED™, BorderLight™, and SaVi™ brand LED lighting products and control systems. The Company also designs, manufactures, markets and sells fiber optically lit waterfalls and water features under the Oasis Waterfalls™ brand. The Company markets and distributes its products globally primarily through multiple networks of independent sales representatives and distributors.

We are a Delaware corporation. Our principal executive offices are located at 8210 Presidents Drive, Orlando, Florida. Our telephone number is (407) 857-9900.

Recent Developments

On December 7, 2006, we completed the sale of units consisting of an aggregate of 4,035,877 shares of our Class A common stock and warrants exercisable for an aggregate of 3,026,901 shares of our Class A common stock in a private placement resulting in gross proceeds of $9,000,000, and net proceeds to Super Vision of approximately $8,350,000. These sales were made pursuant to a common stock and warrant purchase agreement that was entered into with each of the accredited investors, effective as of December 7, 2006. Great American Investors, Inc. acted as the placement agent in the private placement and received warrants to purchase 322,870 shares of our Class A common stock as part of its placement agent fee.

The Offering

Shares of Class A common stock offered by the selling stockholders	7,636,017 shares (1)(2)

Use of proceeds	We will not receive any proceeds from the sale of Class A common stock by the selling stockholders. We may receive the proceeds from the exercise of warrants held by the selling stockholders, if any are exercised. Any such proceeds will be used primarily for working capital and general corporate purposes. However, the selling stockholders have the right, in certain circumstances, to exercise some of the warrants pursuant to a cashless exercise provision, in which case, we will not receive any proceeds from the exercise of such warrants by the selling stockholders.

Our Nasdaq Capital Market symbol	SUPVA

(1)	Includes warrants to purchase 3,349,771 shares of Class A common stock.
(2)	This registration statement on Form S-3 is filed to register the shares of Class A common stock, and shares of Class A common stock issuable upon exercise of the warrants, issued in the December 2006 private placement, and 250,369 shares acquired by a selling stockholder from a third party in a separate private transaction in July 2005, subject to certain registration rights.

RISK FACTORS

An investment in our Class A common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before making a decision to invest in our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, could negatively impact our business, results of operations or financial condition in the future. If any of the following risks and uncertainties develop into actual events, our business, results of operations, liquidity and financial condition could be adversely affected. In those cases, the trading price of our Class A common stock could decline and you may lose all or part of your investment.

Risks Relating to Our Business

The Company has a History of Operating Losses and May Not be Able to Operate Profitably. The Company has experienced annual net losses of $488,458, $401,432, $414,287 and $1,103,037 for each of the years ended December 31, 2005, 2004, 2003 and 2002, respectively, and a net loss of $723,719 and cash used in operating activities of $1,230,608 for the nine months ended September 31, 2006. The Company’s net loss and significant negative cash flow during the nine months ended September 30, 2006, resulted primarily from purchases and build-up of inventory of our newly developed SaVi™ products, increased selling expenses related to the launch of these new products, increases in general and administrative expenses and lower than expected sales of these new products. The Company faces significant challenges in order to reach profitability. In order for the Company to be successful and to grow, it will need to successfully address these challenges. Most of the Company’s expenses are fixed in nature, and the Company is generally unable to reduce expenses significantly in the short-term to compensate for any unexpected delay or decrease in anticipated revenues. As a result, the Company may continue to experience losses on a quarterly or annual basis, which could cause a reduction in cash flows and the market price of the Class A Common Stock to decline.

We Expect to Acquire other Businesses, Which may Adversely Affect our Operating Results, Financial Condition and Existing Business. We plan to use a portion of the net proceeds from the December 2006 private placement to acquire other companies in the lighting industry. The success of our acquisition program will depend on, among other things:

•	the availability of suitable candidates;

•	competition from other companies for the purchase of available candidates;

•	our ability to value those candidates accurately and negotiate favorable terms for those acquisitions;

•	the availability of funds to finance acquisitions; and

•	the availability of management resources to oversee the integration and operation of the acquired businesses.

Financing for the acquisitions may come from several sources, including our existing cash on hand, the proceeds of the December 2006 private placement, proceeds from the exercise of the warrants, the incurrence of indebtedness or the issuance of additional common stock, preferred stock, debt (whether convertible or not) or other securities. Increased indebtedness could negatively affect our liquidity and operating flexibility. The issuance of any additional securities could, among other things:

•	result in substantial dilution of the percentage ownership of our stockholders at the time of issuance;

•	result in substantial dilution of our earnings per share; and

•	adversely affect the prevailing market price for our Class A common stock.

General Economic and Industry Conditions May Affect Our Business. Any general economic, business or industry conditions that cause customers or potential customers to reduce or delay their purchases of lighting products, signs or displays could have a material adverse effect on the Company, its prospects and financial performance. Worldwide economic conditions could have an effect on the demand for the Company’s products and could result in declining revenue and earnings. General economic declines or a softening of the economy make it more likely that the Company may experience difficulties collecting accounts receivable, sales and demand for the Company’s products may decrease, and the Company’s operating results may be adversely affected.

An Adverse Change in Economic Conditions Could Reduce the Demand for New Building Construction and Renovation and, as a Result, could Reduce our Earnings and Adversely affect our Financial Condition. Adverse changes in national and regional economic conditions, as well as international economic conditions, can have a negative impact on our business. In many areas, sales of new and existing homes have slowed in recent months. A downturn in the housing market, adverse changes in employment levels, job growth, consumer confidence, and interest rates and an oversupply of commercial and residential buildings for sale, may reduce demand for our products. This, in turn, can reduce our earnings and adversely affect our financial condition.

Quarterly Operating Results Fluctuate As A Result Of Many Factors. Quarterly revenues and operating results have fluctuated and are likely to continue to vary from quarter to quarter due to a number of factors, many of which are not within the control of the Company. Factors that could affect revenues include, among others, the following:

•	competitive factors, such as competitive pricing pressure and the potential introduction of new products by competitors;

•	manufacturing factors, including constraints in the Company’s manufacturing and assembly operations and shortages or increases in the prices of raw materials and components;

•	sales and distribution factors, such as changes in product mix or distribution channels resulting in lower margins, increases in sales and marketing expenses, the loss of a significant distributor or sales representative, and seasonality of sales;

•	product development and introduction problems, such as increased research, development and marketing expenses associated with new product introductions, delays in the introduction of new products and technologies, and adverse effects on sales of existing products;

•	the ability to control costs, including levels of expenses relative to revenue levels;

•	risk of product returns and exchanges; the Company may experience component problems in the future that could increase warranty reserves and manufacturing costs;

•	the ability to develop, introduce, market and gain market acceptance of new products and product enhancements in a timely manner;

•	the size, timing, rescheduling or cancellation of significant customer orders;

•	the risk of loss of a significant customer;

•	changes in the Company’s pricing policies and the pricing policies of suppliers and competitors, pricing concessions on volume sales, as well as increased price competition in general;

•	success in expanding and implementing our sales and marketing programs;

•	relatively small level of backlog at any given time;

•	the mix of sales among the Company’s products;

•	deferrals of customer orders in anticipation of new products, or product enhancements;

•	risks and uncertainties associated with international business;

•	expenses that may be incurred in litigation;

•	personnel changes;

•	currency fluctuations and our ability to get currency out of certain foreign countries; and

•	general economic and market conditions, including housing market trends, interest rates, the weather, terrorist activities and the prospect of or the actuality of war.

In addition, sales in any quarter may consist of a relatively small number of large customer orders. As a result, the timing of a small number of orders may impact quarter-to-quarter results. The loss of, or a substantial reduction in, orders from any significant customer could seriously harm the Company’s business, financial condition and results of operations.

Quarterly operating results are also substantially affected by the market’s acceptance of the Company’s products and the level and timing of orders received. Significant portions of the Company’s expenses are relatively fixed in advance based upon forecasts of future sales. If sales fall below expectations in any given quarter, operating results will be adversely affected. In addition, certain product development and marketing expenditures may vary significantly from quarter to quarter and are made well in advance of potential resulting revenue.

Due to all of the factors listed above and other risks discussed herein, future operating results could be below the expectations of securities analysts and investors. If that happens, the trading price of the Company’s Class A common stock could decline. As a result of these quarterly variations, securities analyst and investors should not rely on quarter-to-quarter comparisons of the Company’s operating results as an indication of the Company’s future performance.

If Fiber Optic Lighting Products and LED Lighting Products Do Not Gain Wider Market Acceptance Our Business and Financial Performance May Suffer. The Company derives net sales and income primarily from selling SIDE-GLOW® and END GLOW® fiber optic cables, light sources, lighting accessories, fiber optically lit waterfalls and water features, as well as LED lighting products. The Company’s fiber optic lighting products and LED lighting products compete with traditional lighting technologies such as neon, incandescent and florescent lighting. Traditional lighting technologies have the advantage of a long history of market acceptance and familiarity as compared to the Company’s products. The initial purchase price of the Company’s fiber optic lighting products and LED lighting products are typically higher than conventional lighting and due to the nature of the technology the Company’s products tend to be less bright than conventional alternatives, but more energy efficient. The Company’s continued success will depend upon both the increased acceptance of fiber optic lighting products and LED lighting systems as an alternative to neon and other traditional lighting technologies and the development of higher lumen producing products to meet traditional lighting applications. The Company’s future results are dependent upon continued growth of fiber optic and LED lighting products in the commercial, pool and spa and OEM lighting markets. As part of the Company’s sales and marketing strategy, the Company actively seeks to educate its target markets as to the advantages of fiber optic lighting systems and LED lighting systems. The Company believes that achievement of this objective is critical to its future success. Fiber optic lighting products and LED lighting products may not continue to gain market share within the overall lighting market or competitors may introduce better lighting technologies, displacing fiber optic lighting products and LED lighting products in the market. Either of these occurrences could have a material adverse effect on the Company’s business, results of operations, and the value of its securities.

Sales are Dependent Upon New Construction Levels and are Subject to Seasonal Trends. Sales of the Company’s lighting products depend significantly upon the level of new building construction and renovation. Construction levels are affected by general economic conditions, housing market trends, interest rates and the weather. Sales of the Company’s pool and spa lighting products depend substantially upon the level of new pool construction. Because of the seasonality of construction, the Company’s sales of swimming pool and lighting products, and thus the Company’s overall revenues and income, have tended to be significantly lower in the first quarter of each year. Various economic and other trends may alter these seasonal trends from year to year, and the Company cannot predict the extent to which these seasonal trends will continue.

Future Success Depends on the Successful Development and Market Acceptance of New Products. The Company believes revenue growth and future operating results will depend in part on its ability to complete development of new products and enhancements to existing products, introduce these products in a timely, cost-effective manner, achieve broad market acceptance of these products and enhancements, and reduce the Company’s product costs. The Company may not be able to introduce any new products or any enhancements to its existing products on a timely basis, if at all. In addition, the introduction of any new products could adversely affect the sales of certain of the Company’s existing products. Market acceptance of the Company’s new products depends upon many factors, including the Company’s ability to accurately predict market requirements and evolving industry standards, the Company’s ability to resolve technical challenges in a timely and cost-effective manner and achieve manufacturing efficiencies, the perceived advantages of the Company’s new products over traditional products, and the marketing capabilities of the Company’s independent distributors and selling agents.

The Company Has Significant International Sales And Is Subject To Risks Associated with Operating in International Markets. International product sales represented approximately 40% and 35% of the Company’s total revenues for the years ended December 31, 2005 and 2004, respectively. International product sales were down 23%, or approximately $543,000, for the nine months ended September 30, 2006 as compared to the same period in 2005. Sales were significantly lower in three major territories for the Company, the United Kingdom, the Middle East and China, as the Company transitions to new distributors in these markets. The Company believes its international distributors are better able to service international markets due to their understanding of local market conditions and best business practices. International business operations are subject to inherent risks, including, among others:

•	unexpected changes in regulatory requirements, tariffs and other trade barriers or restrictions;

•	longer accounts receivable payment cycles;

•	difficulties in managing and staffing international operations;

•	potentially adverse tax consequences;

•	the burdens of compliance with a wide variety of foreign laws;

•	import and export license requirements and restrictions of the United States and each other country in which the Company sells products;

•	exposure to different legal standards and reduced protection for intellectual property rights in some countries;

•	currency fluctuations and restrictions; and

•	political, social and economic instability including terrorism, war and the threat of war.

Any of these factors may adversely affect the Company’s future international sales and, consequently, the Company’s business and operating results. Furthermore, as the Company increases its international sales, total revenues may also be affected to a greater extent by seasonal fluctuations resulting from lower sales that typically occur during the summer months in Europe and other parts of the world.

The Company believes that international sales will continue to represent a significant portion of its revenues, and that continued growth and profitability may require further expansion of the Company’s international operations. All of the Company’s international sales are currently denominated in U.S. dollars. As a result, an increase in the relative value of the dollar could make the Company’s products more expensive and potentially less price competitive in international markets. The Company does not engage in any transactions as a hedge against risks of loss due to foreign currency fluctuations.

Competition Is Increasing In a Number of the Company’s Markets. The lighting industry is highly competitive. The Company’s product lines span major segments within the lighting industry and, accordingly, compete in a number of different markets with a number of different competitors. The Company competes with independent distributors, importers, manufacturers, and suppliers of lighting fixtures and other consumer products. The Company’s competitors include some very large and well-established companies. Many of the Company’s competitors have far greater name recognition and greater financial, technological, marketing and customer service resources than the Company. This may allow them to respond more quickly to new or emerging technologies and changes in customer requirements. It may also allow them to devote greater resources to the development, promotion, sale and support of their products than the Company can. The Company’s competitors market products that compete with the Company’s products on the basis of price and other factors. Some of these competitors do not maintain warehouse operations or do not perform all of the services the Company provides, which requires the Company to charge higher prices. The relatively low barriers to entry into the lighting industry and the limited proprietary nature of many lighting products also permit new competitors to enter the industry easily. The Company’s ability to compete successfully in this highly competitive market depends upon its ability to manufacture and purchase quality components on favorable terms, ensure the Company’s products meet safety standards, deliver the Company’s products promptly at competitive prices, and provide a wide range of services. The Company anticipates that any future growth in fiber optic lighting and LED lighting will be accompanied by continuing increases in competition. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could seriously harm the Company’s business, financial condition and results of operations.

The Company May Not Be Able to Adequately Protect or Enforce its Intellectual Property Rights. The Company considers its technology and procedures proprietary. If the Company is not able to adequately protect or enforce the proprietary aspects of its technology, competitors could be able to access the Company’s proprietary technology and the Company’s business, financial condition and results of operations could be harmed. The Company currently attempts to protect its technology through a combination of patent, copyright, trademark and trade secret laws, employee and third party nondisclosure agreements and similar means. Despite the Company’s efforts, other parties may attempt to disclose, obtain or use the Company’s technologies. The Company’s competitors may also be able to independently develop products that are substantially equivalent or superior to the Company’s products or design around its patents. In addition, the laws of some foreign countries do not protect the Company’s proprietary rights as fully as do the laws of the United States. As a result, the Company may not be able to protect its proprietary rights adequately in the United States or abroad.

The Company may receive notices that claim it has infringed upon the intellectual property of others. Even if these claims are not valid, they could subject the Company to significant costs. The Company is engaged in litigation and litigation may be necessary in the future to enforce its intellectual property rights or to determine the validity and scope of the proprietary rights of others. Litigation may also be necessary to defend against claims of infringement or invalidity by others. An adverse outcome in litigation or any similar proceedings could subject the Company to significant liabilities to third parties, require the Company to license disputed rights from others or require the Company to cease marketing or using certain products or technologies. The Company may not be able to obtain any licenses on acceptable terms, if at all. The Company also may have to indemnify certain customers or other third parties if it is determined that it has infringed upon or misappropriated another party’s intellectual property. Any of these results could adversely affect the Company’s business, financial condition and results of operations. In addition, the cost of addressing any intellectual property litigation claim, both in legal fees and expenses, and the diversion of management resources, regardless of whether the claim is valid, could be significant and could seriously harm the Company’s business, financial condition and results of operations.

Reliance on Third Parties for a Significant Portion of Sales; Terms And Conditions of Sales are Subject to Change With Very Little Notice. The Company relies significantly on indirect sales channels to market and sell its products. Most of the Company’s products are sold through independent distributors and agents. The Company’s current agreements with indirect sales channels are non-exclusive with regard to lighting products in general, but exclusive with respect to fiber optic and LED lighting products. The Company anticipates that any such agreements it enters into in the future will be on similar terms. Furthermore, the Company’s agreements are generally short-term, and can be cancelled by these sales channels without significant financial consequence. The Company cannot control how these sales channels perform and cannot be certain that either its customers or the Company will be satisfied by their performance. If these distributors and agents significantly change their terms with the Company, or change their historical pattern of ordering products from the Company, there could be a significant impact on the Company’s revenues and profits.

Dependence on Third-Party Suppliers. The Company depends on others to manufacture a significant portion of the component parts incorporated into its products. The Company purchases its component parts from third-party manufacturers and believes that numerous alternative sources of supply are readily available for most component parts. The Company depends on its suppliers to satisfy performance and quality specifications and to dedicate sufficient production capacity for components within scheduled delivery times. The Company does not maintain contracts with any of its suppliers; instead, it purchases components pursuant to purchase orders placed from time to time in the ordinary course of business. This means the Company is vulnerable to unanticipated price increases.

In an effort to reduce manufacturing costs, the Company has outsourced the production of certain parts and components as well as finished goods in its LED lighting product lines to a number of overseas suppliers. While the Company believes alternative sources for the production of these products are available, the Company has selected these particular manufacturers based on their ability to consistently produce these products per the Company’s specifications ensuring the best quality product at the most cost effective price. The Company depends on these manufacturers to satisfy performance and quality specifications and to dedicate sufficient production capacity for finished products within scheduled delivery times. Accordingly, the loss of all or one of these suppliers or delays in obtaining shipments could have a material adverse effect on the Company’s operations until such time as an alternative supplier(s) could be found.

The Company purchases fiber optic strands from a single Japanese supplier. While the Company believes alternative sources for fiber optic strands are available to enable it to produce its endpoint signs and displays, the SIDE-GLOW® and END GLOW® cables require fiber optic material of a higher quality than the Company believes is generally available elsewhere. Accordingly, the loss of this supplier or delays in obtaining shipments could have a material adverse effect on the Company’s operations until such time as an alternative supplier could be found.

The Company may be subject to various import duties applicable to materials manufactured in foreign countries and, in addition, may be affected by various other import and export restrictions, as well as other considerations or developments impacting upon international trade, including economic or political instability, shipping delays and product quotas. These international trade factors will, under certain circumstances, have an impact both on the cost of components (which will, in turn, have an impact on the cost to the Company of the manufactured product) and the wholesale and retail prices of its products.

Our Inability to Successfully Integrate Businesses we Acquire, if any, Could have Adverse Consequences on Our Business. Acquisitions result in greater administrative burdens and operating costs and, to the extent financed with debt, additional interest costs. If we are successful in acquiring other companies in the lighting business, we cannot assure you that we will be able to manage or integrate acquired companies or businesses successfully. The process of integrating acquired businesses, if any, may be disruptive to our business and may cause an interruption of, or a loss of momentum in, our business as a result of the following factors, among others:

•	loss of key employees or customers;

•	possible inconsistencies in standards, controls, procedures and policies among the combined companies and the need to implement company-wide financial, accounting, information and other systems;

•	failure to maintain the quality of services that the companies have historically provided;

•	the need to coordinate geographically diverse organizations; and

•	the diversion of management’s attention from our day-to-day business as a result of the need to deal with any disruptions and difficulties and the need to add management resources to do so.

These disruptions and difficulties, if they occur, may cause us to fail to realize the cost savings, revenue enhancements and other benefits that we may expect from such acquisition and may cause material adverse short- and long-term effects on our operating results and financial condition.

Risks Relating to Our Class A Common Stock

Sales of Substantial Amounts of Our Class A Common Stock in the Public Market Could Depress the Market Price of Our Class A Common Stock. Sales of large amounts of our Class A common stock in the public market, the exercise of warrants held by our stockholders, completion of future purchases of businesses in the lighting industry in which shares of our Class A common stock constitute a part or all of the purchase price, or completion of other sales of our Class A Common Stock to raise funds to acquire businesses in the lighting industry could adversely affect the prevailing market price of our Class A common stock, even if our business is doing well. These potential sales could also impair our ability to raise additional capital through the sale of equity securities. If our stockholders sell substantial amounts of our Class A common stock in the public market, including Class A common stock issuable upon the exercise of outstanding warrants and options, or the market perceives that such sales may occur, the market price of our Class A common stock could fall. Shares of our Class A Common Stock may be shorted which could depress the price of our stock. We had 6,097,476 shares of Class A common stock outstanding on January 20, 2007. Assuming all of the warrants issued in connection with the December 2006 private placement are exercised, and the exchange of all of the outstanding shares of our Class B common stock for shares of Class A common stock at the rate of 1.25 Class A shares for each Class B share, after this offering we will have outstanding 10,051,327 shares of Class A common stock based on the number of shares outstanding on January 20, 2007. This includes 7,636,017 shares of Class A common stock that are being registered under this registration statement, all of which, unless purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, may be resold in the public market immediately. Sales of substantial amounts of our Class A common stock over limited time periods would likely materially decrease the market price of our Class A common stock.

Our Single Largest Stockholder Owns a Significant Percentage of Our Class A Common Stock and May Be Able To Exercise Significant Influence Over the Outcome of Matters To Be Voted On By Our Stockholders. As of January 20, 2007, Brett M. Kingstone, our Chairman of the Board, beneficially owned approximately 6% of the outstanding shares of our Class A common stock and all of the outstanding shares of our Class B Common Stock, representing total voting power of approximately 31%. Mr. Kingstone has agreed to cause the owner of all of the outstanding shares of Class B common stock to exchange such shares for a total of 604,080 shares of Class A common stock. Upon completion of such exchange, Mr. Kingstone will beneficially own approximately 14% of our outstanding Class A common stock. Accordingly, Mr. Kingstone may be able to exercise significant influence with respect to the election of directors, offers to acquire us and other matters submitted to a vote of our stockholders.

We Do Not Anticipate Paying Any Dividends on Our Class A Common Stock. We have never paid any dividends on our Class A common stock. We anticipate that for the foreseeable future we will continue to retain any earnings for use in the operation of our business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend on our earnings, capital requirements, financial condition and other factors deemed relevant by our board of directors.

Our Stock is Thinly Traded. Our stock is thinly traded and investors may have difficulty in reselling shares of Class A common stock quickly. The low trading volume of our Class A common stock is outside of our control, and we cannot guarantee that the trading volume will increase in the near future or that, even if it does increase in the future, it will be maintained. Without a large float, our Class A common stock is less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our Class A common stock may be more volatile. In addition, in the absence of an active public trading market, an investor may be unable to liquidate his investment in us. Trading of a relatively small volume of our Class A common stock may have a greater impact on the trading price for our stock than would be the case if our public float were larger. We cannot predict the prices at which our Class A common stock will trade in the future.

Penny Stock Regulations May Impose Certain Restrictions on Marketability of Our Securities. The SEC has adopted regulations which generally define a “penny stock” to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. As a result, our Class A common stock is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by such rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Broker-dealers must wait two business days after providing buyers with disclosure materials regarding a security before effecting a transaction in such security. Consequently, the “penny stock” rules restrict the ability of broker-dealers to sell our securities and affect the ability of investors to sell our securities in the secondary market and the price at which such purchasers can sell any such securities, thereby affecting the liquidity of the market for our Class A common stock.

Stockholders should be aware that, according to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	control of the market for the security by one or more broker-dealers that are often related to the promoter or issuer;

•	manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	“boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•	the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

•	Our management is aware of the abuses that have occurred historically in the penny stock market.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995, the Reform Act, provides a safe harbor for forward-looking statements made by or on our behalf. We and our representatives may, from time to time, make written or verbal forward-looking statements, including statements contained in our filings with the Securities and Exchange Commission (“SEC”), statements in this prospectus and in reports to our stockholders. Generally, the inclusion of the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” and similar expressions identify statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that are intended to come within the safe harbor protection provided by those sections. All statements addressing operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to sales growth, earnings or earnings per share growth, and market share, as well as statements expressing optimism or pessimism about our future operating results, are forward-looking statements within the meaning of the Reform Act.

The forward-looking statements are and will be based upon our management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. By their nature, all forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements or those currently being experienced by us for a number of reasons, including but not limited to the risk factors set forth under the caption “Risk Factors.”

The risk factors described beginning on page 2 are not exhaustive. We cannot assure you that we have correctly identified and appropriately assessed all factors affecting our business or that the publicly available and other information with respect to these matters is complete and correct. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial also may adversely impact us. Should any risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition, liquidity and results of operations. For these reasons, we caution you not to place undue reliance on our forward-looking statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares owned by the selling stockholders. However, we will receive proceeds from the exercise of outstanding warrants, if such warrants are exercised. However, of the 3,349,771 total warrants issued in connection with the December 2006 private placement, 2,744,395 of the warrants contain provisions for cashless exercise in certain circumstances, in which case, we will not receive any proceeds from the exercise of those warrants. Any proceeds received from the exercise of the warrants will be used for working capital and other general corporate purposes.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders in disposing of their shares. We will bear all other costs, fees and expenses incurred in effecting the issuance and registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

SELLING STOCKHOLDERS

Below is information with respect to the number of shares of our Class A common stock owned by each of the selling stockholders as of January 22, 2007. Except as described in the table below, none of the selling stockholders has, or had, any position, office or other material relationship with us or any of our affiliates beyond their investment in, or receipt of, our securities. Based on the information received by the Company from each selling stockholder, except as described below, no selling stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer. Beneficial ownership has been determined in accordance with the rules of the SEC, and includes voting or investment power with respect to the shares. Unless otherwise indicated in the table below, to our knowledge, all persons named in the table below have sole voting and investment power with respect to their shares of Class A common stock, except to the extent authority is shared by spouses under applicable law. Our registration of these shares does not necessarily mean that the selling stockholders will sell any or all of the shares covered by this prospectus.

Of the shares that may be offered for sale by the selling stockholders named below, 4,286,246 are currently issued and 3,349,771 shares are issuable from time to time upon the exercise of outstanding warrants. All such outstanding warrants are currently exercisable. Of the shares that may be offered for sale by the selling stockholders named below, 7,385,648 were acquired in the December 2006 private placement, or may be purchased upon the exercise of the warrants issued in the December 2006 private placement. The remaining 250,369 shares offered hereby were acquired by Tebo Partners II, LLC from a third party in a separate private transaction in July 2005, subject to certain registration rights.

Of the total warrants issued in connection with the December 2006 private placement, 2,744,395 (including warrants issued to the placement agent) have an exercise price of $2.23 per share and 605,376 have an exercise price of $3.00 per share. The number of shares of Class A common stock that may be actually purchased by the selling stockholders under the warrants and the number of shares of Class A common stock that may be actually sold by each selling stockholder will be determined by such selling stockholder. Because some selling stockholders may purchase all, some or none of the shares of Class A common stock which can be purchased pursuant to the warrants and each selling stockholder may sell all, some or none of the shares of Class A common stock which it holds, and because the offering contemplated by this prospectus is not currently being underwritten, no estimate can be given as to the number of shares of Class A common stock that will be held by the selling stockholders upon termination of the offering.

We have filed with the SEC a registration statement, of which this prospectus forms a part, with respect to the resale of the shares of our Class A common stock from time to time, under Rule 415 under the Securities Act, on The NASDAQ Capital Market, in privately negotiated transactions, in underwritten offerings or by a combination of these methods for sale.

With respect to the shares issued in the December 2006 private placement, we have agreed to use our commercially reasonable efforts to keep this registration statement effective until the earlier of (i) the second anniversary of the closing date of the December 2006 private placement (or with respect to shares acquired upon exercise of the warrants, the second anniversary of the date the related warrant is exercised) and (ii) the date on which all of the shares of Class A common stock are eligible for resale under Rule 144 under the Securities Act without restrictions as to volume or manner of sale. In addition, we entered into a registration rights agreement with the investors in such private placement transaction pursuant to which we agreed to file a registration statement with the Securities and Exchange Commission within 60 days of the closing and use commercially reasonable efforts to obtain effectiveness of the registration statement within 120 days of the closing (180 days under certain circumstances). In the event we fail to abide by the filing, effectiveness and certain other covenants relating to registration rights under the terms of the registration rights agreement, we have agreed to pay liquidated damages in the form of cash or shares of our Class A common stock at the rate of one percent of the subscription amount of each purchaser for each failure continuing more than 30 days (and for each 30-day period thereafter up to 18 months).

As of January 22, 2007, there were 6,097,476 shares of our Class A common stock outstanding. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Class A common stock subject to warrants currently exercisable, or exercisable within 60 days of January 22, 2007, are deemed outstanding for computing the percentage ownership of the person holding such securities but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the shares offered hereby were acquired in the December 2006 private placement.

The shares of our Class A common stock, and the warrants (once exercised), owned by each stockholder, offered by this prospectus may be offered from time to time by the persons or entities named below:

	Shares of Class A Common Stock Beneficially Owned Prior to the Offering			Shares of Class A Common Stock to be Beneficially Owned After the Offering
Name of Selling Stockholder	Number of Shares Beneficially Owned	Percento of Class	Number of Shares Being Offered	Number of Shares Beneficially Owned	Percent of Class
Michael D. Newlon Living Trust, Michael D. Newlon TTEE UAD February 7, 2000	39,238[1]	*	39,238	—	—
Michael A. Buckman	78,475[2]	1.3%	78,475	—	—
David G. & Lisa Suzanne Orscheln Trust UTA 8/22/01	196,189[3]	3.2%	196,189	—	—
Potomac Capital Partners LP	710,359[4]	11.1%	710,359	—	—

	Shares of Class A Common Stock Beneficially Owned Prior to the Offering			Shares of Class A Common Stock to be Beneficially Owned After the Offering
Name of Selling Stockholder	Number of Shares Beneficially Owned	Percent of Class	Number of Shares Being Offered	Number of Shares Beneficially Owned	Percent of Class
Potomac Capital International Ltd	492,590[5]	7.8%	492,590	—	—
Pleiades Investment Partners - RLP	523,509[6]	8.3%	523,509	—	—
Craig J. Cerny Trust Dated 8/21/92 as amended 06/04/04	78,475[7]	1.3%	78,475	—	—
Icon Capital Partners LP	78,475[8]	1.3%	78,475	—	—
Todd A. Tumbleson IRA	777,020[9]	12.0%	744,988	32,032	*
Tebo Capital LLC Sep IRA	777,020[10]	12.0%	744,988	32,032	*
Cynthia M. Mason	39,238[11]	*	39,238	—	—
Pat Winters	39,238[12]	*	39,238	—	—
Gregory H. Ekizian as Trustee for the Gregory H. Ekizian Revocable Trust	392,376[13]	6.3%	392,376	—	—
James G. Hammond and Katherine L. Hammond Trust	39,238[14]	*	39,238	—	—
Kyle Krueger and Anne Krueger (Joint Tenants by the Entirety) dba Bayshore	445,847[15]	6.7%	392,376	—	—
Virgil Leibold & J. Eileen Leibold (Joint Tenants with Right of Survivorship)	18,049[16]	*	18,049	—	—
Al Des Marteau	34,530[17]	*	34,530	—	—
Gary L. Deal & Rita R. Deal (Joint Tenants with Right of Survivorship	15,695[18]	*	15,695	—	—
Henry CF101, LLC	196,189[19]	3.2%	196,189	—	—
Michael J. Brown	470,852[20]	7.4%	470,852	—	—
Mark R. Callegari	39,238[21]	*	39,238	—	—
Leon B. Wright & Delores J. Wright (Joint Tenants with Right of Survivorship)	39,238[22]	*	39,238	—	—
Rosemary L. Baum	15,695[23]	*	15,695	—	—
Philip C. Young	19,619[24]	*	19,619	—	—
Ron Loew	235,425[25]	3.8%	235,425	—	—
Francis M. & Joanne L. Hanna (Joint Tenants with Right of Survivorship)	188,340[26]	3.0%	188,340	—	—
Francis M. Hanna, Trustee, Wm. R. Jackson Trust	23,543[27]	*	23,543	—	—
Joe C. Higday Revocable Trust, Joe C. Higday, TTEE DTD 5/20/04	313,901[28]	5.0%	313,901	—	—

	Shares of Class A Common Stock Beneficially Owned Prior to the Offering			Shares of Class A Common Stock to be Beneficially Owned After the Offering
Name of Selling Stockholder	Number of Shares Beneficially Owned	Percent of Class	Number of Shares Being Offered	Number of Shares Beneficially Owned	Percent of Class
Orion Capital Investments, LLC	612,565[29]	9.6%	588,565	24,000	*
J. Shawn Chalmers Revocable Trust UAD 8/13/96	612,565[30]	9.6%	588,565	24,000	*
Robert K. Green Trust under Restated Trust Agreement Dated August 7, 2002	392,376[31]	6.3%	392,376	—	—
James H. McCroy	392,376[32]	6.3%	392,376	—	—
The O. Gene Bicknell Revocable Trust	706,277[33]	11.0%	713,003	—	—
Martin C. Bicknell	784,752[34]	12.2%	784,752	—	—
Nancy M. Richardson	4,000[35]	*	4,000	—	—
Chandra L. Reynolds	1,000[36]	*	1,000	—	—
Matthew W. Stevens	1,000[37]	*	1,000	—	—
Todd A. Tumbleson	777,020[38]	12.0%	744,988	32,032	*
Great American Investors, Inc.	16,870[39]	*	16,870	—	—
Tebo Partners II, LLC	777,020[40]	12.0%	744,988	32,032	*

*	represents a percentage of beneficial ownership that is less than 1%.
[1]	Includes 16,816 shares of Class A common stock issuable upon exercise of warrants, all of which were acquired in the December 2006 private placement and are offered hereby. Michael D. Newlon is the natural person with voting and investment control over these shares.
[2]	Includes 33,632 shares of Class A common stock issuable upon exercise of warrants, all of which were acquired in the December 2006 private placement and are offered hereby.
[3]	Includes 84,081 shares of Class A common stock issuable upon exercise of warrants, all of which were acquired in the December 2006 private placement and are offered hereby. David G. Orscheln is the natural person with voting and investment control over these shares.
[4]	Includes 304,440 shares of Class A common stock issuable upon exercise of warrants, all of which were acquired in the December 2006 private placement and are offered hereby. Paul J. Solit is the natural person with voting and investment control over these shares.
[5]	Includes 211,110 shares of Class A common stock issuable upon exercise of warrants, all of which were acquired in the December 2006 private placement and are offered hereby. Paul J. Solit is the natural person with voting and investment control over these shares.
[6]	Includes 224,361 shares of Class A common stock issuable upon exercise of warrants, all of which were acquired in the December 2006 private placement and are offered hereby. Paul J. Solit is the natural person with voting and investment control over these shares.

[7]	Includes 33,632 shares of Class A common stock issuable upon exercise of warrants, all of which were acquired in the December 2006 private placement and are offered hereby.
[8]	Includes 33,632 shares of Class A common stock issuable upon exercise of warrants, all of which were acquired in the December 2006 private placement and are offered hereby. Adam Cabibi is the natural person with voting and investment control over these shares. Mr. Cabibi is affiliated with a registered broker-dealer. Icon Capital Partners LP purchased the securities in the ordinary course of business and, at the time of the purchase of the securities to be resold, Icon Capital Partners LP had no agreements or understandings, direct or indirect, with any person to distribute the securities.
[9]	This amount includes 100,897 shares of Class A common stock and 75,673 shares issuable upon exercise of warrants directly owned by the Todd A. Tumbleson IRA (“Tumbleson IRA”) and 10,314 shares of Class A common stock and 7,735 shares issuable upon exercise of warrants directly owned by the Tebo Capital, LLC SEP IRA (“Tebo IRA”). Todd A. Tumbleson is the beneficial owner of the securities owned by the Tumbleson IRA and the Tebo IRA. In addition, this amount includes 300,000 shares issuable upon exercise of warrants owned directly by Todd A. Tumbleson. All of such shares and warrants were acquired in connection with the 2006 private placement and are offered hereby. Based on a Schedule 13D filed with the Securities and Exchange Commission by Tebo Partners II, LLC (“Tebo Partners”), Tebo Capital, LLC (“Tebo Capital”) and Todd A. Tumbleson, as amended by Amendment No. 1 to Schedule 13D filed with the SEC on December 14, 2006, Tebo Capital is the sole manager of Tebo Partners and Todd A. Tumbleson is the sole member of Tebo Capital. By virtue of his control over Tebo Capital and Tebo Partners, Todd A. Tumbleson may be deemed to beneficially own all of the 250,369 shares of Class A common stock directly owned by Tebo Partners. Mr. Tumbleson also owns an additional 32,032 shares of class A common stock, jointly with his wife. The 250,369 shares owned directly by Tebo Partners were acquired by Tebo Partners from a third party in a separate private transaction in July 2005, subject to certain registration rights, and are being offered hereby. The shares owned jointly by Mr. Tumbleson and his wife were not acquired in the December 2006 private placement.
[10]	This amount includes 100,897 shares of Class A common stock and 75,673 shares issuable upon exercise of warrants directly owned by the Todd A. Tumbleson IRA (“Tumbleson IRA”) and 10,314 shares of Class A common stock and 7,735 shares issuable upon exercise of warrants directly owned by the Tebo Capital, LLC SEP IRA (“Tebo IRA”). Todd A. Tumbleson is the beneficial owner of the securities owned by the Tumbleson IRA and the Tebo IRA. In addition, this amount includes 300,000 shares issuable upon exercise of warrants owned directly by Todd A. Tumbleson. All of such shares and warrants were acquired in connection with the 2006 private placement and are offered hereby. Based on a Schedule 13D filed with the Securities and Exchange Commission by Tebo Partners II, LLC (“Tebo Partners”), Tebo Capital, LLC (“Tebo Capital”) and Todd A. Tumbleson, as amended by Amendment No. 1 to Schedule 13D filed with the SEC on December 14, 2006, Tebo Capital is the sole manager of Tebo Partners and Todd A. Tumbleson is the sole member of Tebo Capital. By virtue of his control over Tebo Capital and Tebo Partners, Todd A. Tumbleson may be deemed to beneficially own all of the 250,369 shares of Class A common stock directly owned by Tebo Partners. Mr. Tumbleson also owns an additional 32,032 shares of class A common stock, jointly with his wife. The 250,369 shares owned directly by Tebo Partners were acquired by Tebo Partners from a third party in a separate private transaction in July 2005, subject to certain registration rights, and are being offered hereby. The shares owned jointly by Mr. Tumbleson and his wife were not acquired in the December 2006 private placement.
[11]	Includes 16,816 shares of Class A common stock issuable upon exercise of warrants, all of which were acquired in the December 2006 private placement and are offered hereby.
[12]	Includes 16,816 shares of Class A common stock issuable upon exercise of warrants, all of which were acquired in the December 2006 private placement and are offered hereby.
[13]	Includes 168,161 shares of Class A common stock issuable upon exercise of warrants, all of which were acquired in the December 2006 private placement and are offered hereby. Gregory H. Ekizian is the natural person with voting and investment control over these shares.
[14]	Includes 16,816 shares of Class A common stock issuable upon exercise of warrants, all of which were acquired in the December 2006 private placement and are offered hereby. James G. Hammond and Katherine L. Hammond are the natural persons with voting and investment control over these shares.
[15]	Includes 168,161 shares of Class A common stock issuable upon exercise of warrants, all of which were acquired in the December 2006 private placement and are offered hereby. Also includes 53,471 shares of Class A common stock which were not acquired in the December 2006 private placement.

[16]	Includes 7,735 shares of Class A common stock issuable upon exercise of warrants, all of which were acquired in the December 2006 private placement and are offered hereby.
[17]	Includes 14,799 shares of Class A common stock issuable upon exercise of warrants, all of which were acquired in the December 2006 private placement and are offered hereby.
[18]	Includes 6,726 shares of Class A common stock issuable upon exercise of warrants, all of which were acquired in the December 2006 private placement and are offered hereby. Gary L. Deal and Rita R. Deal are the natural persons with voting and investment control over these shares.
[19]	Includes 84,081 shares of Class A common stock issuable upon exercise of warrants, all of which were acquired in the December 2006 private placement and are offered hereby.
[20]	Includes 201,794 shares of Class A common stock issuable upon exercise of warrants, all of which were acquired in the December 2006 private placement and are offered hereby.
[21]	Includes 16,816 shares of Class A common stock issuable upon exercise of warrants, all of which were acquired in the December 2006 private placement and are offered hereby.
[22]	Includes 16,816 shares of Class A common stock issuable upon exercise of warrants, all of which were acquired in the December 2006 private placement and are offered hereby. Leon B. Wright and Delores J. Wright are the natural persons with voting and investment control over these shares.
[23]	Includes 6,726 shares of Class A common stock issuable upon exercise of warrants, all of which were acquired in the December 2006 private placement and are offered hereby.
[24]	Includes 8,408 shares of Class A common stock issuable upon exercise of warrants, all of which were acquired in the December 2006 private placement and are offered hereby.
[25]	Includes 100,896 shares of Class A common stock issuable upon exercise of warrants, all of which were acquired in the December 2006 private placement and are offered hereby.
[26]	Includes 80,717 shares of Class A common stock issuable upon exercise of warrants, all of which were acquired in the December 2006 private placement and are offered hereby.
[27]	Includes 10,090 shares of Class A common stock issuable upon exercise of warrants, all of which were acquired in the December 2006 private placement and are offered hereby. Francis M. Hanna is the natural person with voting and investment control over these shares.
[28]	Includes 134,529 shares of Class A common stock issuable upon exercise of warrants, all of which were acquired in the December 2006 private placement and are offered hereby.
[29]	Includes 224,215 shares of Class A common stock and 168,161 shares of Class A common stock issuable upon exercise of warrants, all of which were acquired in the December 2006 private placement and are offered hereby. Also includes 112,108 shares of Class A common stock and 84,081 shares of Class A common stock issuable upon exercise of warrants owned by the J. Shawn Chalmers Revocable Trust UAD 8/13/96, all of which were acquired in the December 2006 private placement and are offered hereby. J. Shawn Chalmers is the natural person with voting and investment power over these shares. Also includes 24,000 shares of Class A common stock owned by Orion Capital Investments, LLC which were not acquired in the December 2006 private placement.
[30]	Includes 112,108 shares of Class A common stock and 84,081 shares of Class A common stock issuable upon exercise of warrants, all of which were acquired in the December 2006 private placement and are offered hereby. Also includes 224,215 shares of Class A common stock and 168,161 shares of Class A common stock issuable upon exercise of warrants owned by Orion Capital Investments, LLC, all of which were acquired in the December 2006 private placement and are offered hereby. J. Shawn Chalmers is the natural person with voting and investment power over these shares. Also includes 24,000 shares of Class A common stock owned by Orion Capital Investments, LLC which were not acquired in the December 2006 private placement.
[31]	Includes 168,161 shares of Class A common stock issuable upon exercise of warrants, all of which were acquired in the December 2006 private placement and are offered hereby.
[32]	Includes 168,161 shares of Class A common stock issuable upon exercise of warrants, all of which were acquired in the December 2006 private placement and are offered hereby.
[33]	Includes 403,587 shares of Class A common stock and 302,690 shares of Class A common stock issuable upon exercise of warrants, all of which were acquired in the December 2006 private placement and are offered hereby. Based on a Schedule 13D filed by O. Gene Bicknell and Martin C. Bicknell with the Securities and Exchange Commission on January 7, 2007, O. Gene Bicknell and Martin C. Bicknell share voting power and dispositive power with respect to such securities pursuant to a power of attorney granted to Martin C. Bicknell. According to the Schedule 13D, Martin C. Bicknell may be deemed to beneficially own all of the securities owned by The O. Gene Bicknell Revocable Trust.

[34]	Includes 44,843 shares of Class A common stock and 33,632 shares of Class A commons stock issuable upon exercise of warrants, all of which were acquired in the December 2006 private placement and are offered hereby. Also includes 403,587 shares of Class A common stock and 302,690 shares of Class A common stock issuable upon exercise of warrants owned by The O. Gene Bicknell Revocable Trust, all of which were acquired in the December 2006 private placement and are offered hereby. Based on a Schedule 13D filed by O. Gene Bicknell and Martin C. Bicknell with the Securities and Exchange Commission on January 7, 2007, O. Gene Bicknell and Martin C. Bicknell share voting power and dispositive power with respect to such securities pursuant to a power of attorney granted to Martin C. Bicknell. According to the Schedule 13D, Martin C. Bicknell may be deemed to beneficially own all of the securities owned by The O. Gene Bicknell Revocable Trust.
[35]	Includes 4,000 shares of Class A common stock issuable upon exercise of warrants, all of which were acquired in the December 2006 private placement and are offered hereby.
[36]	Includes 1,000 shares of Class A common stock issuable upon exercise of warrants, all of which were acquired in the December 2006 private placement and are offered hereby.
[37]	Includes 1,000 shares of Class A common stock issuable upon exercise of warrants, all of which were acquired in the December 2006 private placement and are offered hereby.
[38]	This amount includes 100,897 shares of Class A common stock and 75,673 shares issuable upon exercise of warrants directly owned by the Todd A. Tumbleson IRA (“Tumbleson IRA”) and 10,314 shares of Class A common stock and 7,735 shares issuable upon exercise of warrants directly owned by the Tebo Capital, LLC SEP IRA (“Tebo IRA”). Todd A. Tumbleson is the beneficial owner of the securities owned by the Tumbleson IRA and the Tebo IRA. In addition, this amount includes 300,000 shares issuable upon exercise of warrants owned directly by Todd A. Tumbleson. All of such shares and warrants were acquired in connection with the 2006 private placement and are offered hereby. Based on a Schedule 13D filed with the Securities and Exchange Commission by Tebo Partners II, LLC (“Tebo Partners”), Tebo Capital, LLC (“Tebo Capital”) and Todd A. Tumbleson, as amended by Amendment No. 1 to Schedule 13D filed with the SEC on December 14, 2006, Tebo Capital is the sole manager of Tebo Partners and Todd A. Tumbleson is the sole member of Tebo Capital. By virtue of his control over Tebo Capital and Tebo Partners, Todd A. Tumbleson may be deemed to beneficially own all of the 250,369 shares of Class A common stock directly owned by Tebo Partners. Mr. Tumbleson also owns an additional 32,032 shares of class A common stock, jointly with his wife. The 250,369 shares owned directly by Tebo Partners were acquired by Tebo Partners from a third party in a separate private transaction in July 2005, subject to certain registration rights, and are being offered hereby. The shares owned jointly by Mr. Tumbleson and his wife were not acquired in the December 2006 private placement.
[39]	Includes 16,870 shares of Class A common stock issuable upon exercise of warrants, all of which were acquired in the December 2006 private placement and are offered hereby. Great American Investors, Inc. served as the Placement Agent for the December 2006 private placement. Great American Investors, Inc. is a registered broker-dealer and is deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended in connection with the sale of the foregoing securities. Any commissions received by Great American Investors, Inc. or its agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, and such selling stockholder may be subject to certain additional regulations and statutory liabilities under the Securities Act of 1933 and the Securities Exchange Act of 1934. David K. Richards is the natural person with voting and investment power over these shares.
[40]	This amount includes 100,897 shares of Class A common stock and 75,673 shares issuable upon exercise of warrants directly owned by the Todd A. Tumbleson IRA (“Tumbleson IRA”) and 10,314 shares of Class A common stock and 7,735 shares issuable upon exercise of warrants directly owned by the Tebo Capital, LLC SEP IRA (“Tebo IRA”). Todd A. Tumbleson is the beneficial owner of the securities owned by the Tumbleson IRA and the Tebo IRA. In addition, this amount includes 300,000 shares issuable upon exercise of warrants owned directly by Todd A. Tumbleson. All of such shares and warrants were acquired in connection with the 2006 private placement and are offered hereby. Based on a Schedule 13D filed with the Securities and Exchange Commission by Tebo Partners II, LLC (“Tebo Partners”), Tebo Capital, LLC (“Tebo Capital”) and Todd A. Tumbleson, as amended by Amendment No. 1 to Schedule 13D filed with the SEC on December 14, 2006, Tebo Capital is the sole manager of Tebo Partners and Todd A. Tumbleson is the sole member of Tebo Capital. By virtue of his control over Tebo Capital and Tebo Partners, Todd A. Tumbleson may be deemed to beneficially own all of the 250,369 shares of Class A common stock directly owned by Tebo Partners. Mr. Tumbleson also owns an additional 32,032 shares of class A common stock, jointly with his wife. The 250,369 shares owned directly by Tebo Partners were acquired by Tebo Partners from a third party in a separate private transaction in July 2005, subject to certain registration rights, and are being offered hereby. The shares owned jointly by Mr. Tumbleson and his wife were not acquired in the December 2006 private placement.

PLAN OF DISTRIBUTION

General

We are registering the shares on behalf of the selling stockholders. As used in this prospectus, the term “selling stockholders” includes the pledgees, donees, transferees, distributees, or other successors-in-interest of a named selling stockholder after the date of this prospectus.

Transactions. The selling stockholders or their transferees may offer and sell their shares of our Class A common stock in one or more of the following transactions:

•	on one or more exchanges,

•	in the over-the-counter market,

•	in privately negotiated transactions,

•	underwritten offerings;

•	through put or call options transactions relating to such shares,

•	for settlement of short sales, or through long sales, options or transactions involving cross or block trades,

•	by pledge to secure debts and other obligations,

•	in a distribution to limited partners of a selling stockholder, or

•	in a combination of any of these transactions.

Prices. The selling stockholders or their transferees may sell their shares of Class A common stock at any of the following prices:

•	fixed prices which may be changed,

•	market prices prevailing at the time of sale,

•	prices related to prevailing market prices, or

•	privately negotiated prices.

Direct Sales; Agents, Broker-Dealers and Underwriters. The selling stockholders or their transferees may effect transactions by selling their shares of Class A common stock in any of the following ways:

•	directly to purchasers, or

•	to or through agents, broker-dealers or underwriters designated from time to time.

Agents, broker-dealers or underwriters may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom they act as agent or to whom they sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling stockholders and any agents, broker-dealers or underwriters that act in connection with the sale of shares might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

All costs, expenses and fees in connection with the registration of the shares will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares will be borne by the selling stockholders.

We have advised the selling stockholders that they will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the associated rules and regulations under the Exchange Act, including the anti-manipulative provisions of Regulation M, which provisions may limit the timing of purchases and sales of shares of our Class A common stock by them.

In addition, any shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

Supplements. To the extent required, we will set forth in a supplement to this prospectus filed with the SEC the number of shares to be sold, the purchase price and public offering price, any new selling stockholders, the name or names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offering.

State Securities Law. Under the securities laws of some states, the selling stockholders may only sell the shares in those states through registered or licensed brokers or dealers. In addition, in some states the selling stockholders may not sell the shares unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is satisfied.

LEGAL MATTERS

The validity of the shares of our Class A common stock offered by this prospectus will be passed upon for us by Akerman Senterfitt, Orlando, Florida.

EXPERTS

The financial statements incorporated by reference in this prospectus have been audited by Cross, Fernandez & Riley LLP, independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at: http://www.sec.gov.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our Class A common stock, including certain exhibits. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s web site listed above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” some of the documents we file with it into this prospectus, which means:

•	we can disclose important information to you by referring you to those documents;

•	the information incorporated by reference is considered to be part of this prospectus; and

•	later information that we file with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below:

(1)	our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005;

(2)	our Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;

(3)	our Proxy Statement for our Annual Meeting of Shareholders held on May 18, 2006;

(4)	our Current Reports on Form 8-K filed with the SEC on February 1, 2006, March 22, 2006, July 18, 2006, August 29, 2006, December 5, 2006, December 6, 2006, December 8, 2006 and January 19, 2007; and

(5)	the description of our Class A common stock set forth in our Registration Statement on Form 8-A declared effective by the Securities and Exchange Commission on March 22, 1994, including any amendment or supplement thereto.

All documents filed under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date they are filed. In addition, all documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement of which this prospectus forms a part shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date they are filed.

You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial position and results of operations may have changed since that date.

We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person, a copy of any and all of the information that has been incorporated by reference in this prospectus (excluding exhibits unless specifically incorporated by reference into those documents). Please direct requests to us at the following address:

Super Vision International, Inc.

8210 Presidents Drive

Orlando, Florida 32809

Attn: Michael A. Bauer, President and Chief Executive Officer

(407) 857-9900

Super Vision International, Inc.

7,636,017 Shares of Class A Common Stock

PROSPECTUS

January     , 2007

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any of the sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or our affairs have not changed since the date hereof.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution

The estimated expenses in connection with the offering are as follows:

Securities and Exchange Commission Registration Fee	$2,900.54
Accounting Fees and Expenses	$5,000.00
Legal Fees and Expenses	$20,000.00
Printing Expenses	$5,000.00
Miscellaneous	$2,000.00

Total	$34,900.54

All amounts except the Securities and Exchange Commission registration fee are estimated.

Item 15. Indemnification of Directors and Officers

We are incorporated in the State of Delaware. Under Section 145 of the General Corporation Law of the State of Delaware, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any action, suit or proceeding.

Our Certificate of Incorporation and By-Laws provide for indemnification of directors and officers and certain other persons to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time.

Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock), or (iv) for any transaction from which the director derived an improper personal benefit. The Ninth Paragraph of our Certificate of Incorporation contains such a provision and further provides that if Section 102(b)(7) of the General Corporation Law of the State of Delaware is amended or supplemented thereafter, then the liability of a director of ours shall be eliminated to the fullest extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as so amended.

We maintain insurance coverage for our directors and officers under a directors and officer’s liability insurance policy as well as coverage to reimburse us for potential costs of our indemnification of directors and officers.

The registrant has adopted the provisions described above in its Certificate of Incorporation. The registrant has also entered into indemnification agreements with each of the members of its board of directors. Under the terms of the indemnification agreements, each director is entitled to the right of indemnification if, by reason of his/her corporate status, he/she is, or is threatened to be made, a party to or participant in any threatened, pending or completed proceedings. The registrant will indemnify each director against expenses, judgments, penalties, etc. actually and reasonably incurred by him/her or on his/her behalf in connection with such proceeding or any claim, issue or matter therein, if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal proceeding, had no reasonable cause to believe his/her conduct was unlawful. The registrant will indemnify each director for all expenses actually and reasonably incurred if he/she is successful on the merits. The indemnification agreements also provide for advancement of reasonable expenses, subject to proper notice being submitted to the registrant.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers or controlling persons, under the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any suit or proceeding) is asserted by a director, officer or controlling person of ours in connection with the securities being registered hereunder, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits

Exhibit No.	Description

4.1	Form of Common Stock Purchase Warrant issued to certain accredited investors and the placement agent to purchase shares of the Company’s Class A Common Stock at an exercise price of $2.23 per share (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K, as filed with the SEC on December 8, 2006)

4.2	Form of Common Stock Purchase Warrant issued to certain accredited investors to purchase shares of the Company’s Class A Common Stock at an exercise price of $3.00 per share (incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K, as filed with the SEC on December 8, 2006)

5.1	Opinion of Akerman Senterfitt*

10.1	Form of Common Stock and Warrant Purchase Agreement by and between the Company and each purchaser in the private placement, dated as of December 7, 2006 (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K, as filed with the SEC on December 8, 2006)

10.2	Form of Registration Rights Agreement by and between the Company and each of the purchasers in the private placement dated as of December 7, 2006 (incorporated by reference to Exhibit 10.4 of the Company’s Form 8-K, as filed with the SEC on December 8, 2006)

10.3	Registration Rights Agreement between the Company and Cooper Lighting, Inc., dated as of November 23, 1998, included as Exhibit C to the Stock Purchase Agreement between the Company and Cooper Lighting, Inc. dated as of November 23, 1998, pertaining to the 250,369 shares offered hereby by Tebo Partners II, LLC (incorporated by reference to the Company’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998)

23.1	Consent of Cross, Fernandez & Riley LLP*

23.2	Consent of Akerman Senterfitt (included in Exhibit 5.1)*

24.1	Power of Attorney (included on signature page of registration statement)*

*	Filed herewith.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Super Vision International, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Orlando, State of Florida, on the 29th day of January 2007.

SUPER VISION INTERNATIONAL, INC.

By:	/s/ Michael A. Bauer
Michael A. Bauer
President and Chief Executive Officer

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael A. Bauer, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, in connection with the registrant’s registration statement on Form S-3 under the Securities Act of 1933, including to sign the registration statement in the name and on behalf of the registrant or on behalf of the undersigned as a director or officer of the registrant, and any and all amendments or supplements to the registration statement, including any and all stickers and post-effective amendments or supplements to the registration statement and to sign any and all additional registration statements relating to the same offerings of securities as those that are covered by the registration statement that are filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael A. Bauer Michael A. Bauer	President, Chief Executive Officer and Director (Principal Executive Officer; Principal Financial Officer)	January 29, 2007

/s/ Brett M. Kingstone Brett M. Kingstone	Chairman of the Board of Directors	January 29, 2007

/s/ Edgar Protiva Edgar Protiva	Director	January 29, 2007

/s/ Brian McCann Brian McCann	Director	January 29, 2007

/s/ Anthony Nicolosi Anthony Nicolosi	Director	January 29, 2007

Fritz Zeck	Director	_____________

/s/ Anthony T. Castor Anthony T. Castor	Director	January 29, 2007

/s/ Deidre Fraser Deidre Fraser	Corporate Controller	January 29, 2007

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Common Stock Purchase Warrant issued to certain accredited investors and the placement agent to purchase shares of the Company’s Class A Common Stock at an exercise price of $2.23 per share (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K, as filed with the SEC on December 8, 2006)

4.2	Form of Common Stock Purchase Warrant issued to certain accredited investors to purchase shares of the Company’s Class A Common Stock at an exercise price of $3.00 per share (incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K, as filed with the SEC on December 8, 2006)

5.1	Opinion of Akerman Senterfitt*

10.1	Form of Common Stock and Warrant Purchase Agreement by and between the Company and each purchaser in the private placement, dated as of December 7, 2006 (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K, as filed with the SEC on December 8, 2006)

10.2	Form of Registration Rights Agreement by and between the Company and each of the purchasers in the private placement dated as of December 7, 2006 (incorporated by reference to Exhibit 10.4 of the Company’s Form 8-K, as filed with the SEC on December 8, 2006)

10.3	Registration Rights Agreement between the Company and Cooper Lighting, Inc., dated as of November 23, 1998, included as Exhibit C to the Stock Purchase Agreement between the Company and Cooper Lighting, Inc. dated as of November 23, 1998, pertaining to the 250,369 shares offered hereby by Tebo Partners II, LLC (incorporated by reference to the Company’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998)

23.1	Consent of Cross, Fernandez & Riley LLP*

23.2	Consent of Akerman Senterfitt (included in Exhibit 5.1)*

24.1	Power of Attorney (included on signature page of registration statement)*

*	Filed herewith.